NEWS RELEASE

Astec Industries, Inc. (NASDAQ: ASTE) Announces Brian J. Harris as New Chief Financial Officer

CHATTANOOGA, Tenn., October 7, 2024 (GLOBE NEWSWIRE) – Astec Industries, Inc. (Nasdaq: ASTE) ("Astec" or the "Company") today announced the appointment of Brian J. Harris as its Chief Financial Officer, effective immediately. In connection with the appointment of Mr. Harris, Heinrich Jonker will step down from his role as Interim Chief Financial Officer and will continue to serve as Vice President Finance – Infrastructure Solutions of the Company.

Mr. Harris previously served as Executive Vice President and Chief Financial Officer of Summit Materials, Inc. ("Summit"), a leading producer of aggregates and cement, from October 2013 to February 2023. Prior to his role at Summit, Mr. Harris served as Executive Vice President and Chief Financial Officer of Bausch + Lomb Corporation, an eye health products company, from 2009 to 2013. Prior to joining Bausch + Lomb, Mr. Harris held positions in various capacities at the Gates Corporation from 1996 to 2009. Mr. Harris earned his Bachelor of Accounting degree from Glasgow University.

Jaco van der Merwe, President and Chief Executive Officer of Astec, said, "We are excited about the addition of Brian to the Astec team. He brings a valuable combination of executive experience and long-time participation in our industry. I am confident that Brian's leadership will continue to help guide our strong and deep finance organization at Astec. I also want to thank Heinrich for his significant contributions to Astec during his recent tenure as Interim Chief Financial Officer. We are excited about Astec's future and look forward to Brian’s contributions to our executive team."

About Astec

Astec, (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building, aggregate processing and concrete production. Astec's manufacturing operations are divided into two primary business segments: Infrastructure Solutions that includes road building, asphalt and concrete plants, thermal and storage solutions; and Materials Solutions that include our aggregate processing equipment. Astec also operates a line of controls and automation products designed to deliver enhanced productivity through improved equipment performance.

For more information, visit astecindustries.com and follow us on social media.

LinkedIn https://www.linkedin.com/company/astecindustries/
Facebook https://www.facebook.com/astecindustries
Instagram https://www.instagram.com/astec_industries/
YouTube https://www.youtube.com/channel/UClAsWsVBny7yvdK7CV7kRZg
https://www.youtube.com/channel/UCLev7VW5fjiq-2IfVXnM9SQ/about
Twitter @astecindustries